SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 2, 2019

RENMIN TIANLI GROUP, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion

228 Yanjiang Ave., Jiangan District, Wuhan City

Hubei Province, China 430010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01       Entry into a Material Definitive Agreement.

Renmin Tianli Group, Inc. (the “Company”) entered into an agreement to acquire a portfolio of industrial and residential properties located in Xiangyang City, Hubei Province, from Hubei Science and Technology Industrial Park. Subject to adjustment based upon measurements to be completed prior to closing, the properties consist of approximately 50,000 square meters of industrial buildings and 19,000 square meters of residential apartment buildings. The purchase price is 5,600 RMB per square meter of industrial space and 8,000 RMB per square meter of residential space. Subject to adjustment based on final measurements, the total purchase price is 432 million RMB ($62.7 million) of which RMB411 million ($59.7 million) is to be paid in cash and the balance is to be paid by the delivery of 3,000,000 shares of the Company’s common stock.

Item 7.01       Regulation FD Disclosure

On January 2, 2019, the Company issued a press release announcing that it had entered into an agreement to acquire a portfolio of industrial and residential properties in Xiangyang City, Hubei Province.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01       Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

10.1	English translation of Building Purchase and Sale Contract between the Company and Hubei Science and Technology Industrial Park.

99.1	Press release issued January 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENMIN TIANLI GROUP, INC.
Dated: January 3, 2019
	By:	/s/ Hanying Li
Hanying Li
Chief Financial Officer